EXECUTIVE EMPLOYMENT AGREEMENT

            This Executive Employment Agreement is made effective December 17, 2003 (the "Effective Date").

BETWEEN:

NORD PACIFIC LIMITED, a New Brunswick Corporation
(the "Corporation")

- and -

HICOR CORPORATION, a Delaware Corporation ("Hicor")

- and -

MARK R. WELCH, an individual residing in the City of
Albuquerque, in the State of New Mexico, United States of America
 (the "Executive")

(collectively referred to as the "Parties")

WHEREAS the Executive is currently the Chief Executive Officer and President of the Corporation;

AND WHEREAS the Parties entered into a severance agreement dated and effective November 20, 2001 (the "Severance Agreement") whereby under certain circumstances as provided for in the Severance Agreement, the Executive is entitled to certain benefits as set out therein;

AND WHEREAS the Executive entered into a retirement benefits agreement with Hicor, which is a wholly-owned subsidiary of the Corporation dated the 31st day of March 2003 (the "Retirement Benefits Agreement"), which replaced a May 15, 1997 retirement plan for the Executive;

AND WHEREAS the Parties have agreed that the Executive will continue as Chief Executive Officer and President of the Corporation until December 31, 2004, as set out herein, but both the Severance Agreement and the Retirement Benefits Agreement shall be terminated and any claim to which the Executive is entitled against either the Corporation or Hicor shall be surrendered and released;

AND WHEREAS the Executive is surrendering and releasing his rights under the said agreements in consideration of the covenants set out herein and as an inducement to Allied Gold Limited ("Allied") to agree with the Corporation:

(i) to enter into an arrangement agreement under which Allied would exchange shares of Allied for all of the shares of the Corporation and the Executive would be entitled to benefit therefrom as a shareholder and holder of options and (ii) to enter into a credit facility agreement contemplating whereunder Allied would obtain notes of the Corporation convertible into shares of the Corporation in exchange for certain advances to be made to the Corporation to pay certain costs and expenses of the Corporation including the compensation of the Executive hereunder;

NOW THEREFORE in consideration of the provisions of this Agreement, the Parties agree as follows:

Continued Employment

1.    Upon the terms set out in this Agreement, from the Effective Date until December 31, 2004, (the "Term") unless sooner terminated as set out below, the Corporation agrees to continue to employ the Executive as Chief Executive Officer and President of the Corporation.  The Executive will undertake those duties, responsibilities and reporting requirements as have, in the past, applied to that position, and as they may be amended from time to time by the Board of Directors of the Corporation (the "Services").

2.    The Executive accepts such continued employment and agrees diligently, honestly, efficiently, and in the Corporation's best interest to provide the Services during the Term as and when the Corporation reasonably requests.  The Executive shall devote his full working time and attention to the performance of the Executive's duties with the Corporation.  The Executive shall not, without obtaining the prior written consent of the Corporation, assume any other employment, or engage in any other business or occupation, or become a director, officer, employee, agent or consultant for any other business corporation while in the service of the Corporation.

3.    The Executive acknowledges that he is a fiduciary of the Corporation and shall act at all times in the Corporation's best interests and in compliance with all applicable Corporation rules and policies as they may be amended from time to time.

Compensation

4.    The Executive's salary shall be $11,760 (United States Dollars) per month, subject to applicable statutory deductions and contributions to employee benefit plans (the "Base Salary").  The Base Salary will be payable in accordance with the Corporation's practices and procedures as they may exist from time to time, but no less frequently than monthly.

5.    The Parties agree that notwithstanding anything else in this agreement, amounts may be paid or remitted by the Corporation on behalf of, or in respect of the Executive, as directed by the Executive in writing, in payment of debts owing by the Executive to the Corporation, or as and when required by applicable law, from amounts payable by the Corporation to the Executive under this Agreement or otherwise.  Any such amounts deducted, paid or remitted by the Corporation, or any other amounts owing by the Executive to the Corporation, may be set off against, and shall reduce, such amounts payable by the Corporation under this Agreement.

6.    The Corporation shall provide a benefit package (the "Benefit Package"), including the following benefits:  Life and disability insurance at a cost of $932.90 per month and 401K Wells Fargo Match costing $705.60 per month.

7.    The Corporation may regularly review the Benefit Package as well as its providers, and accordingly reserves the right to make reasonable modifications to the Benefit Package, and to change its insurance carriers, where deemed appropriate and without prior notice to the Executive.

8.    The Executive acknowledges that he has, as of the execution of this Agreement, no accrued but unused vacation entitlement.

9.    The Corporation recognizes that the Executive will incur expenses in connection with performing employment-related duties, and agrees to reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment.  Reimbursement will be conditional upon the Executive providing an itemized account and receipts, in accordance with the Corporation's expense policy, as it may exist from time to time which includes authorisation by a Director of the Corporation.

10.  The Parties agree that the consideration from the Corporation, and the Corporation's obligations to compensate the Executive, for the Services are exclusively as set out in this Agreement.  The Parties also agree that, except as set out in this Agreement, the Corporation shall not be responsible to the Executive to pay or provide any amounts, payments, compensation, consideration, benefits or other items of any kind for the Services or for other covenants set out under this Agreement, except as required by mandatory provisions of applicable law.

Early Termination

11.  The Corporation may, at any time prior to the expiry of the Term, terminate the Employee's employment with the Corporation upon giving one month's written notice of termination in which case the Separation Package shall be paid.  The Corporation may elect to pay the Executive one month's salary in lieu of notice.

12.  The Executive's employment with the Corporation may be terminated, without any obligation on the Corporation to provide the Executive with advanced notice of termination, or pay in lieu of such notice, in the following circumstances:

(a)   death - in the event of the Executive's death, the Executive's estate shall not be entitled to receive any further compensation or benefits pursuant to the terms of this Agreement, other than those which have accrued up to the date of the Executive's death, as well as those death benefits which may be payable in accordance with applicable insurance policies;

(b)   resignation - in the event the Executive resigns, at any time, for any reason, the Executive shall give the Corporation a minimum one month's advance written notice to the Corporation of his resignation.  The Corporation may, at its discretion, elect either to:

(i)   accept the resignation and the period of notice set out therein, in which case the Executive shall continue performing the Services until the expiry of the period of notice; or

(ii)   to accept the resignation and the period of notice set out therein, but at any time during the period of notice relieve the Executive from providing any further services during the remaining period of notice, subject to the obligation to pay a lump sum in respect of base salary, and reflective of the value of the lost benefits, as a result of the termination of employment for the balance of the period of notice;

(c)   cause - in the event the Executive's employment is terminated for cause, the Executive will not be entitled to receive any further compensation or benefits whatsoever, other than those which have accrued up to the date of termination of employment;

(d)   separation package - shall consist of a lump sum payment equivalent to the portion of Base Salary for the period of time remaining in the Term.  The said separation package (the "Separation Package") shall be payable without any obligation by the Executive to mitigate his claim by seeking alternative employment. In addition to the separation package, the Executive shall be reimbursed for all employment expenses incurred prior to the date of termination.

Previous Agreements No Longer Effective

13.  The Executive acknowledges that the Separation Package provided pursuant to this Agreement supersedes and replaces any and all rights to reasonable notice that the Executive might otherwise be entitled to at common law, or under any applicable legislation, or pay in lieu of such notice, or under the Severance Agreement, and the Executive expressly waives any right to such notice or pay in lieu.  The Executive agrees that the Separation Package is deemed conclusively to compensate the executive for the lack of reasonable notice of termination.

14.  The Parties agree that the Severance Agreement and the Retirement Benefits Agreement shall have no further force and effect, that from the effective date of this Agreement forward the Executive's compensation shall be limited to that set out in this Agreement.

15.  In the event that the Executive's employment is terminated for any reason, the Executive agrees to resign, effective the same date, from any office or directorship held with the Corporation, or any affiliate of the Corporation, or any subsidiary of the Corporation, expressly including but not limited to Hicor.

Corporate Assets, Confidentiality

16.  All items of any kind or nature created or used by the Executive in the course of employment, or otherwise furnished by the Corporation, and all equipment, credit cards, computers, cellular phones, books, records, reports, files, notes, manuals, literature, software or data relating to Confidential Information (as hereinafter defined) or any other materials belonging to the Corporation or its customers, suppliers, distributors, employees, consultants or affiliates or subsidiary companies of the Corporation, and in the Executive's position or control, shall be surrendered to the Corporation, in good condition, promptly upon the Executive's termination of employment, irrespective of the time, manner or cause of termination.

17.  The Parties acknowledge that it is their intention that the Executive has, and acquires, no Employee's Rights to the Technology or Confidential Information, as those terms are defined below.  The Parties agree that, as between the Parties, the Technology and the Confidential Information shall solely, legally and beneficially be owned by the Corporation.  If, notwithstanding such intention, any such Employee's Rights exist arise or continue, in consideration of this Agreement, the Executive does hereby and shall from time to time immediately as, and in the form the Corporation requests (at the Corporation's sole expense) assign, convey and transfer to the Corporation all such Employee's Rights.

18.  The Executive covenants and agrees with the Corporation that both during and after the Term the Executive will hold the Confidential Information absolutely secret, undisclosed, in Trust, and in confidence, and will not use Confidential Information, or disclose it to any other Person, against the interest of the Corporation, without the prior written consent of the Corporation.

19.  The obligations set out in the immediately preceding section do not apply to:

(a)   disclosure of Confidential Information required by a mandatory provision of applicable law which the Executive has contested by all reasonable means and in respect of which contest the Corporation has borne the cost, if written notice of, and all reasonable particulars of, such disclosure by the Executive is provided to the Corporation; or

(b)  disclosure of Confidential Information to the legal or accounting advisors of the Executive, provided that such disclosure is the minimum required under the circumstances for such advisors to provide the Executive with professional advice.

20.  Upon request, and in any case at the end of the Term, the Executive will immediately return to the Corporation all Confidential Information held by or received from the Corporation or otherwise.

21.  The Executive will neither make nor permit or cause to be made any copies or reproductions of the Confidential Information, except with the Corporation's prior written consent.

22.  Except at the Corporation's prior written request, the Executive is not entitled to, and agrees not to, apply for, consent to, participate in, in any manner, pursue, or allege any Proprietary Rights in and to the Technology or Confidential Information.

23.  At the expense of the Corporation, the Executive shall co-operate in executing all necessary deeds and documents, and shall co-operate in all other such acts and things as the Corporation may reasonably require, in order to vest the Technology in the name of the Corporation, and the Executive hereby waives any and all author's, moral and Proprietary Rights that the Executive may now or in the future have in any Technology developed in the course of the Executive's employment with the Corporation.

24.  The Executive acknowledges that the unauthorized use or disclosure of Confidential Information could irreparably damage the Corporation's interests if made available to a competitor, or if used against the Corporation for competitive purposes.

25.   In this clause, unless the text otherwise requires:

(a)  "Technology" means any tools, devices, mechanisms, items, products, processes, techniques, information or methods which are described in or are Confidential Information, or which are developed, invented, improved, modified, enhanced or changed as a result of Confidential Information, and any Proprietary Rights in or to the foregoing, in each case which are developed, invented, discovered, created or conceived by Executive in the course of the Executive's employment, or by the Corporation or by the other employees, agents or affiliates of the Corporation;

(b)  "Proprietary Rights" means copyrights, patents, trade secrets, trade marks, trade names, industrial designs and other intellectual property rights of every kind whatsoever;

(c)   "Employee's Rights" means any right, title and other interest (including Proprietary Rights) on the effective date of this Agreement, or thereafter held or acquired by the Executive, whether owned by or licensed to the Executive or held by the Executive by way of right to use or otherwise in any manner;

(d)  "Confidential Information" means information which is confidential to, the property of or in any way related to the business of the Corporation, the Corporation's affiliates, suppliers or other business associates, or the customers or clients of the Corporation or such business associates, including:

(i)   the names, addresses, ordering history or volume, tastes and preferences, of customers, clients, affiliates, employees, suppliers or other business associates;

(ii)    information which relates to such persons' business or activities;

(iii)   information which relates to Proprietary Rights of such persons;

(iv)  information relating to past, present and contemplated products, services, methods of production, business processes, marketing, distribution, installations, facilities, equipment of such persons;

(v)   computer software, programs, object code or source code;

(vi)  data, correspondence, documentation or other information of any kind or form whatsoever related to such persons, assets or business;

(vii)  information which is or relates to the Technology;

(viii) prices, discounts, financing programs, credit terms or other contractual terms available to, offered by or requested by one or more customers or clients of the Corporation;

(ix)   information which is instructional, informational or promotional materials or manuals;

(x)    originals, copies or reproductions of, any Confidential Information;

(xi)   enhancements, modifications, improvements or changes to any confidential information; and

(xii)  seismic, gravity, magnetic or other geological or geophysical data;

provided that the Parties agree that the following is not Confidential Information:

(xiii) information which is available publicly or is provided without restrictions to the Executive by third parties, if such information is available or provided without the breach of this Agreement, any other agreement or any other rights of any party in respect of the Confidential Information; and

(xiv) information which does not relate to the Confidential Information or the Technology and which was known to the Executive prior to the commencement of his employment with the Corporation or any predecessor of the Corporation.

26.  The Executive will not, either while employed with the Corporation, or for a period of one year subsequent to the Executive's termination of employment for any reason, without the Corporation's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as principal, agent, employee, consultant, or in any capacity whatever:

(a)   solicit, attempt to solicit, call upon, or accept the business of any firm, business or corporation who is or was a customer, client, supplier or distributor of the Corporation or its affiliates or subsidiaries;

(b)   take advantage of, derive a benefit or otherwise profit from any business opportunities that the Executive becomes aware of in the course of employment with the Corporation, unless the Corporation has decided not to take advantage of or exploit such opportunities and the Executive has declared (prior to such decision by the Corporation) an interest in taking advantage of or exploiting such opportunities;

(c)   solicit, or attempt to solicit any employees or consultants of the Corporation or its affiliates or subsidiary companies for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity to the detriment of the Corporation or its affiliates or subsidiary companies.

Transition Services

The Executive covenants and agrees that, after the termination of his employment with the Corporation, he will, upon reasonable notice, make himself available for such times as may reasonably be required by the Corporation for additional services, in his capacity as an independent consultant (not as an employee) to provide transition services to the Corporation (the "Additional Services") at the daily rate of $550 (U.S. Dollars) gross.  In respect of such Additional Services, there shall be no collateral benefits provide to the Executive.

Severability, Entire Agreement

27.   In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provision or restriction contained herein, nor shall it affect the validity or enforceability of such provisions in any other jurisdiction or in regard to other circumstances.  Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

28.  This Agreement constitutes the entire agreement between the Parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied.  The Parties do not rely upon or regard as material any representations or other agreements not specifically incorporated into and made part of this Agreement.

29.  Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect.  The Parties specifically acknowledge that continued employment of the Executive shall be sufficient and ample consideration supporting any future modifications or amendments to this Agreement.

30.   No waiver by either party or any breach by the other party of any of its covenants, obligations or agreements under this Agreement shall be a waiver of any subsequent breach of covenant, obligation or agreement, nor shall any forbearance or seek a remedy for any breach be a waiver of any rights and remedies with respect to such or subsequent breach.

Enurement

31.  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive's heirs, executors, administrators and personal representatives, provided that as this is a personal services Agreement, the Executive may not assign this Agreement to any other party.

Governing Law

32.  This Agreement shall be construed in accordance with the laws of the State of New Mexico.

Notices

33.  Any notice required or permitted to be given to one party by the other party shall be deemed to have been received if delivered personally to the other party, sent by facsimile to:

Executive:	Mark R. Welch 13601 Crested Butte Dr., NE Albuquerque, NM 87112

Corporation and Hicor:	Nord Pacific Limited
Suite 116, 2727 San Pedro Dr. N.E.
Albuquerque, New Mexico 87110
United States

Attention: Board of Directors
Facsimile: +1-505-830-9332

Counterparts

34.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Each party that signs a counterpart shall provide an original of that counterpart to the other parties hereto.

            IN WITNESS WHEREOF the Parties have executed this Agreement effective the date first above written.

NORD PACIFIC LIMITED

By:       ___________________________________

            Name:
            Title:

HICOR CORPORATION

By:       ___________________________________

            Name:
            Title:

                                                                                    ___________________________________
Witness                                                                        Mark R. Welch